Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	February 11, 2010

BUTLER NATIONAL GIVES POSITIVE UPDATE ON BOOT HILL CASINO & RESORT FOR FIRST FULL MONTH
Gross Revenue Exceeds $5.1 Million

Olathe, Kansas, February 11, 2010, - Butler National Corporation (OTC Bulletin Board BUKS) a recognized provider of professional management services in the gaming industry, is pleased to announce the first full month of management services for the Boot Hill Casino & Resort (http://www.boothillcasino.com/) in Dodge City, Kansas proved positive and are setting the groundwork for future growth.

Gross Revenue to the State of Kansas from the December 15, 2009 opening to January 31, 2010 was approximately $5.1 million. This resulted in the approximated distributions by the State as shown below:

Boot Hill Casino & Resort Dec. 15, 2009 through Jan. 31, 2010
GAMING FACILITY REVENUE*	$5,122,000
STATE OF KANSAS (22%)	$1,127,000
PROBLEM GAMBLING AND ADDICTIONS FUND (2%)	$102,000
DODGE CITY, KANSAS (1.5%)	$77,000
FORD COUNTY, KANSAS (1.5%)	$77,000
BOOT HILL CASINO MANAGEMENT FEE (73%)**	$3,739,000

* Gaming facility revenue means the total revenue from the play of lottery facility games after all related prizes have been paid. All amounts shown are unaudited, are subject to revision, and are presented for informational purposes only. All amounts shown are cumulative through the stated date.

** Boot Hill Casino is responsible for paying from its Management Fee all of its expenses related to the casino, including but not limited to: contractual payments for the facility itself; utilities; the expenses of all gaming machines and equipment; employee expenses; fees for the central computer system and slot management system providers; certain expenses of the Kansas Racing and Gaming Commission and the Kansas Lottery; taxes; insurance; and, other obligations per Boot Hill Casino's management contract with the Kansas Lottery.

Marketing efforts at Boot Hill Casino are focused on attracting out-of-state patrons, building the "players club" data base, and providing excellent customer service to create a fun and relaxing entertainment experience and fulfill the expectations of its patrons.

Clark Stewart, President and CEO of Butler National said, "We are pleased with the positive performance of the Boot Hill Casino & Resort. The patron reaction has been super. Our people and the facility provide a comfortable and friendly entertainment experience. In light of the harsh winter weather, our attendance and revenue are meeting expectations. We appreciate the cooperation and team work that we received from our State of Kansas partners, the citizens of Southwest Kansas and our regulators. They have all worked very hard to allow us to meet construction deadlines and opening goals. We thank all of our team members for their dedication, commitment, and personal sacrifice to make this opening and the first 48 days a great success."

The Boot Hill Casino & Resort features 584 electronic gaming machines, 12 table games, a 150 seat casual dining restaurant known as Firesides at Boot Hill, an old west style Saloon for casual cocktails serving a variety of imported and domestic draft beers, a 24-hour snack bar for light fare on the go and a retail gift shop. Bringing the intrigue and excitement of the 1880's Old West tradition to life, the project is expected to re-ignite the rush of the old west and add significant economic growth for the region.

For more information about the new Boot Hill Casino & Resort, or information about careers with us, please visit us at www.boothillcasino.com, or call us at 1-800-906-0777.

Boot Hill Casino & Resort supports responsible gambling initiatives. Guests must be 21 to enter the facility.

ABOUT BOOT HILL CASINO & RESORT:

Boot Hill Casino & Resort, located on Highway 50 in Dodge City, is the first state run gaming facility in Kansas. A tribute to the legendary fame of the Old West, the property offers gaming, dining and entertainment in a setting reminiscent of the Wild West era. Phase I of the $87.5 million project opened in December 2009, with Phase II targeted for completion in February 2012. The Boot Hill Casino & Resort is managed by BHCMC, LLC, a subsidiary of Butler National Service Corporation, a Kansas corporation. The lottery facility games at Boot Hill Casino & Resort are owned and operated by the Kansas Lottery. The Kansas Racing and Gaming Commission provides regulatory oversight for the casino.

About Butler National Corporation:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

 Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934.  Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements.  Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.  All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference.  Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT: Craig D. Stewart, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Public Relations Phone: 214-498-7775 Fax: 913-780-5088
Jim Drewitz, Public Relations jim@jdcreativeoptions.com Direct Investor Relations Phone office 830-669-2466